UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )
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UNIVERSAL TECHNICAL INSTITUTE, INC.

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UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500
Dear Fellow Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), to be held at 8:00 a.m. local time on Wednesday, February 23, 2011, at our offices located at 20430 North 19th Avenue, Suite B160, Phoenix, Arizona 85027.

We have attached a notice of meeting and a proxy statement that contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UTI. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/  John C. White
John C. White
Chairman of the Board of Directors

January 18, 2011

UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

To the holders of common stock of Universal Technical Institute, Inc.:

The 2011 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company”) will be held at our offices located at 20430 North 19th Avenue, Suite B160, Phoenix, Arizona 85027 on Wednesday, February 23, 2011 at 8:00 a.m. local time for the following purposes:

1. To elect three directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended September 30, 2011.

3. To hold an advisory vote approving the compensation of the Company’s Named Executive Officers.

4. To hold an advisory vote on the frequency of the vote on the compensation of the Company’s Named Executive Officers.

5. To consider and act upon such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 7, 2011 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.

The Company has enclosed its 2010 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors,

/s/  Chad A. Freed
Chad A. Freed
Senior Vice President, General Counsel and Secretary

Phoenix, Arizona
January 18, 2011

UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200

Phoenix, Arizona 85027
(623) 445-9500

PROXY STATEMENT

Annual Meeting of Stockholders
February 23, 2011

General Information

This Proxy Statement and the enclosed form of proxy are furnished on or about January 18, 2011 to holders of the common stock of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), in connection with the solicitation on behalf of the Company’s Board of Directors of proxies to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting will be held at 8:00 a.m. local time on February 23, 2011 at our offices located at 20430 North 19th Avenue, Suite B160, Phoenix, Arizona 85027.

We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.

Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027, or by attending the Annual Meeting and voting in person.

At the close of business on January 7, 2011, there were 25,217,495 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Only common stockholders of record on January 7, 2011 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter voted upon. Votes may not be cumulated.

Voting Information

The presence, in person or by a proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote and they count toward the quorum.

Brokers, banks or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owners, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.

Election of Directors.  Our Bylaws provide that in a non-contested election, each director nominee must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. Accordingly, abstentions will have no effect on the election of a director. Pursuant to our Corporate Governance Guidelines, the Board of Directors expects any director nominee who is an incumbent director and is not re-elected to promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Uninstructed shares are not entitled to vote on the election of directors.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011. Uninstructed shares are entitled to vote on this matter. Abstentions will have the same effect as a vote against ratification of the appointment of our independent registered public accounting firm.

Advisory Vote on Named Executive Officer Compensation.  Approval of the advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against approving the advisory proposal. Uninstructed shares are not entitled to vote on this matter. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Advisory Vote on Frequency of Vote on Named Executive Officer Compensation.  Approval of the advisory vote on the frequency of the vote on the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against approving the advisory proposal. Uninstructed shares are not entitled to vote on this matter. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of the advisory vote on named executive officer compensation.

Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of Directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. At the date this Proxy Statement went to press, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.

Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the Annual Meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named Director nominees, for the proposal to ratify the appointment of the independent registered public accounting firm, for approval of the advisory vote on the compensation of our Named Executive Officers and three years for the frequency of the vote on the compensation of our Named Executive Officers.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors Structure.  Our Board of Directors currently has eight members, the majority of whom are independent directors. The Board of Directors is divided into three classes. Directors in each class serve for three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Conrad and Cabito and Ms. McWaters serve as Class I Directors, Messrs. Penske and White and Ms. Srere serve as Class II Directors and Messrs. Caputo and Paige serve as Class III Directors.

Nominees for Election at this Annual Meeting.  The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Conrad A. Conrad, Alan E. Cabito and Kimberly J. McWaters for re-election as Class I Directors, each to serve a three-year term ending in 2014, or until the Director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Conrad and Cabito and Ms. McWaters as Directors.

The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as Directors, including in each case their current membership on committees of the Board of Directors, year first elected a Director and principal occupations or affiliations during the last five years, other directorships currently held or held during the past five years and the experiences, qualifications, attributes or skills that each nominee and Director brings to our Board of Directors.

Director Nominees

		Board	Elected to
Name/Title	Age	Committees	UTI Board

Conrad A. Conrad	64	Audit Committee (Chair) and Compensation Committee	2004
Alan E. Cabito	63	Audit Committee and Nominating and Corporate Governance Committee (Chair)	2008
Kimberly J. McWaters	46	None	2005

Conrad A. Conrad Director	Mr. Conrad has served as a Director on our Board of Directors since February 2004. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. From 1999 to 2000, Mr. Conrad was engaged in a number of personal business ventures, including providing consulting services to Pennzoil-Quaker State Company, which acquired Quaker State Corporation in December 1998. From 1974 to 1998, Mr. Conrad held various positions, most recently Vice Chairman and Chief Financial Officer, with Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. Mr. Conrad also serves as a director of Fender Musical Instruments Corporation and as a director of Rural/Metro Corporation. Mr. Conrad received an AB in Accounting from The College of William & Mary. As a former chief financial officer for a public company, Mr. Conrad has experience in finance and accounting, particularly as it applies to public companies such as UTI. His prior positions with Pennzoil-Quaker State gave him insight into the automotive products and services market. Mr. Conrad also served as the chairman of the board of a public company, which experience aids his service to the Board of Directors. Mr. Conrad qualifies as an audit committee financial expert under SEC guidelines.

Alan E. Cabito Director	Mr. Cabito has served as a Director on our Board of Directors since 2008. Mr. Cabito began his career with Toyota Motor Sales, U.S.A., Inc. in 1971. Over the course of his 36 year tenure at Toyota, Mr. Cabito served in a variety of functional areas including sales, marketing, research, pricing, distribution, logistics, production control and dealer market representation. Most recently, he was Group Vice President, Sales Administration, and an officer of Toyota Motor Sales. Mr. Cabito also served as the President of AirFlite, Toyota’s fixed-base operation located at the Long Beach, California airport. Mr. Cabito retired from Toyota Motor Sales in December 2007. Mr. Cabito received an MBA in Finance from the University of Southern California. Mr. Cabito also serves as a director on the board of New United Motor Manufacturing, Inc. Mr. Cabito has executive management experience and experience in the automotive industry.

Kimberly J. McWaters President, Chief Executive Officer and Director	Ms. McWaters has served as our Chief Executive Officer since October 1, 2003 and as a Director on our Board of Directors since 2005. Ms. McWaters has served as our President since 2000 and previously served on our Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters has also served as a director of Penske Automotive Group, Inc. since December 2004. Ms. McWaters received a BS in Business Administration from the University of Phoenix. As a long-time employee of UTI, Ms. McWaters brings to the Board of Directors an understanding of the organization and experience in the post-secondary technical education services industry. Prior to serving as our President, she was responsible for our sales and marketing. Ms. McWaters also serves on the board of directors of one other public company and numerous non-profit organizations.

The Board of Directors recommends that you vote “FOR” each of these nominees.

Continuing Directors.  The terms of Messrs. Penske and White and Ms. Srere are scheduled to end in February 2012 and the terms of Messrs. Caputo and Paige are scheduled to end in February 2013.

Roger S. Penske, age 73, has served as a Director on our Board of Directors since 2002. Mr. Penske has served as Chairman of the Board of Directors and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board of Directors and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of General Electric Company, a director of Business Leaders for Michigan, vice chairman of Downtown Detroit Partnership and a trustee of the Detroit Medical Center. Mr. Penske also served as a director of Internet Brands, Inc. during the last five years. Mr. Penske has executive management experience in the automotive industry and experience as a public company director.

John C. White, age 62, has served as a Director on our Board of Directors since 1997 and as Chairman of our Board of Directors since October 1, 2005. From October 1, 2003 to September 30, 2005, Mr. White served as our Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 30, 2003, Mr. White served as our Chief Strategic Planning Officer and Co-Chairman of our Board of Directors. From 1997 to March 2002, Mr. White served as our Chief Strategic Planning Officer and Chairman of our Board of Directors. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White has experience in the post-secondary technical education services industry and has experience involving accreditation issues. Mr. White has assisted with our strategic planning, both as a director and as an employee.

Linda J. Srere, age 55, has served as a Director on our Board of Directors since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. Ms. Srere is also a director of Electronic Arts Inc. Ms. Srere also served as a director of a Quantive, Inc., which was sold to Microsoft in 2007, during the last five years. She received a BA in Psychology from State University of New York at Oswego. Ms. Srere brings marketing and business leadership skills from her career in marketing and advertising. She is also a director at a public company, where she serves on its compensation committee and its nominating and governance committee.

A. Richard Caputo, Jr., age 44, has served as a Director on our Board of Directors since 1997. Mr. Caputo is the Managing Principal of The Jordan Company, LP and The Jordan Company II, LP, and has been an employee of The Jordan Company, LP and its predecessors and affiliated entities since 1990. The Jordan Company II, LP manages, and is an affiliate of, The Resolute Fund II, LP. Since 2007, Mr. Caputo has been a member of Resolute Fund Partners II, LLC, the general partner of The Resolute Fund II, LP. Mr. Caputo is also a director of Safety Insurance Group, Inc., TAL International Group, Inc. and a number of privately-held companies. Mr. Caputo received a BA in Mathematical and Business Economics from Brown University. Mr. Caputo brings to the Board of Directors historical knowledge of and experience with UTI. Mr. Caputo has experience at helping companies build value in partnership with management. Mr. Caputo also serves as a board member of numerous companies, including two public companies, as set forth above.

Dr. Roderick R. Paige, age 77, was appointed as a Director on our Board of Directors in September 2010. Dr. Paige was a founder of the Chartwell Education Group, LLC, an education consulting firm, and served as its Chairman from 2005 to 2009. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the United States Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige also served as a director of News Corporation during the last five years. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University. Dr. Paige brings to the Board of Directors governmental regulatory experience in the education industry.

Corporate Governance and Related Matters

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of eight directors, as described above.

Board Leadership Structure.  Our corporate governance documents provide that our Board of Directors is free to choose the Chair of the Board in any manner that is in the best interests of UTI. Pursuant to the current Corporate Governance Guidelines adopted by the Board of Directors, the roles of the Chief Executive Officer and Chair of the Board should be separate. In making leadership structure determinations, our Board of Directors considers many factors. When a vacancy occurs in the office of either the Chairman or the Chief Executive Officer, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chairman should be separate from that of the Chief Executive Officer and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management. At this time, each of the positions of Chairman of the Board and Chief Executive Officer of the Company are held by different persons. Our Board of Directors has decided at this time to have different persons hold such positions largely due to the availability to the Company of multiple persons with many years of experience in our industry and extensive executive management experience with the Company.

Our Corporate Governance Guidelines call for regular executive sessions of the non-management Directors (those not employed by us). The Board of Directors believes that these regular executive sessions outside of the presence and influence of management ensure that non-management directors have sufficient opportunity to fully and candidly discuss ideas and issues regarding the Company, management’s performance and whether Board operations are satisfactory. The role of presiding director at regular executive sessions of the non-management directors rotates on an annual basis. During fiscal 2009, the chairperson of the Compensation Committee presided over executive sessions of the non-management Directors. During fiscal 2010, the chairperson of the Nominating and Corporate Governance Committee served in that role. For fiscal 2011, the chairperson of the Audit Committee will serve in that role. The Board of Directors believes that rotating the presiding director at the non-management executive sessions annually is the preferable governing approach as it maximizes participation by all non-management directors and fosters an environment in which each non-management director has an equal opportunity to provide direction and influence, while not placing undue burden on any one non-management director.

The Nominating and Governance Committee and the non-management directors have considered the need for, and desirability of, appointment of a permanent lead director. Both the Nominating and Governance Committee and the non-management directors concluded that a permanent lead director is not necessary at this time to ensure strong independent Board leadership. In addition, the non-management directors have concluded that effective oversight of the executive officers of the Company and establishment of an agenda that appropriately considers the stockholder perspective can be attained without formal designation of a lead director. This determination will be periodically reviewed by the non-management directors.

“Independent” Directors.  Our Board of Directors has determined that Messrs. Caputo, Conrad, Cabito, Paige and Penske and Ms. Srere qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange (the “NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the Company, has no material relationships with the Company and has not engaged in various types of business dealings with the Company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board of Directors and discussed elsewhere in this Proxy Statement. The Board of Directors considers all relevant facts and circumstances in evaluating the independence of its members from management. Immaterial business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and has affirmatively determined that each independent director meets the independence standard used by the Board of Directors. In making these determinations, the Board of Directors reviewed and discussed information provided by the Directors and our management with regard to each Director’s business and personal activities as they may relate to us and our management. The Board of Directors also considered each Director’s other relationships that do not involve us or our management such as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our Directors is an affiliate.

“Independence” for Audit Committee Members and Audit Committee Financial Expert.  In addition, as required by the NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (the “SEC”) for members of audit committees. Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Conrad has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.

Board’s Role in Risk Oversight.  The Board of Directors as a whole is responsible for risk management oversight of the Company and in ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors conducts on-going risk assessment of the Company’s financial risk, legal/compliance risk and operational/strategic risk and addresses individual risk issues with management throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on financial reporting risks and related controls and procedures. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.

Board Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors has delegated various responsibilities and authority to different Board committees as described elsewhere in this Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management Directors.

In fiscal 2010, the Board of Directors held six meetings. Each Director attended at least 75% of the Board of Director meetings and meetings of committees on which such Director served during the Director’s tenure as a Director and committee member.

Board Committees and Charters

In accordance with the NYSE Corporate Governance Rules, we currently have three standing Board committees: Audit, Compensation and Nominating and Corporate Governance. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.uti.edu under the “Investors — Corporate Governance” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.

The current committee membership is as follows:

Nominating and
Corporate
		Compensation	Governance
Director	Audit Committee	Committee	Committee

Alan E. Cabito	✓		Chair
A. Richard Caputo, Jr.	✓
Conrad A. Conrad	Chair	✓
Roderick R. Paige			✓
Roger S. Penske			✓
Linda J. Srere		Chair	✓

Audit Committee.  Messrs. Cabito and Conrad served as members of our Audit Committee during fiscal 2010. Allan D. Gilmour served as a member of our Audit Committee until his resignation from the Board of Directors on September 3, 2010. Mr. Caputo was appointed to the Audit Committee on September 14, 2010. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things, our accounting and financial reporting processes, the reliability of our financial statements, the effective evaluation and management of our financial risks, our compliance with laws and regulations, and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met eight times during fiscal 2010. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.

Compensation Committee.  Mr. Conrad and Ms. Srere served as members of our Compensation Committee during fiscal 2010. Mr. Gilmour served as a member of our Compensation Committee until his resignation from the Board of Directors on September 3, 2010. The Board of Directors has determined that each member of the Compensation Committee satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things, developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board of Directors for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determining the Chief Executive Officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of stock options and other equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board of Directors compensation for our non-management Directors; and reviewing and recommending employment agreements, severance arrangements and change-in-control plans that provide for benefits upon a change-in-control, or other provisions for our executive officers and directors, to the Board of Directors. The Compensation Committee met 11 times during fiscal 2010.

Our Board of Directors has adopted a charter for the Compensation Committee that provides, among other things, that the Compensation Committee may, at its discretion, utilize independent consultants or counsel to assist the Compensation Committee in fulfilling its duties. Pursuant to its written charter, the Compensation Committee has the sole authority to retain or terminate any such consultant or counsel, including sole authority to approve the fees and other retention terms. The Compensation Committee retained Compensia, Inc. (“Compensia”) to assist as independent compensation consultants. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis — Role of Compensation Consultants,” which is included elsewhere in the Proxy Statement. Other than as discussed in this Proxy Statement, Compensia did not provide any additional services to us during the 2010 fiscal year.

Nominating and Corporate Governance Committee.  Messrs. Cabito and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2010. Mr. Caputo served on our Nominating and Corporate Governance Committee until September 14, 2010, at which time Dr. Paige was appointed to the committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things, identifying individuals qualified to serve as directors of UTI, recommending qualified individuals for election to the Board of Directors at the annual meeting of stockholders; recommending to the Board of Directors those Directors to serve on each of the Board committees, recommending a set of corporate governance guidelines to the Board of Directors, reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board of Directors, reviewing periodically the Board of Director’s committee structure and operations and the working relationship between each committee and the Board of Directors, and considering, discussing and recommending ways to improve the Board of Director’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027. The Nominating and Corporate Governance Committee met four times during fiscal 2010.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.

To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as Directors, the Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, such as business, education, marketing, finance, government or law, and should be individuals of high integrity and independence with substantial accomplishments. The Committee does not assign specific weights to any particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In connection with each director nomination recommendation, the Committee considers the issue of continuing director tenure and whether the Board of Directors will be exposed to new ideas and viewpoints, and will maintain willingness to critically examine the status quo.

In connection with director nominations, the Committee also considers the nominees’ roles in (i) assisting with our business strategy, (ii) overseeing our efforts in complying with the disclosure requirements of the SEC and the NYSE, (iii) assisting in improving our internal controls and disclosure controls and (iv) overseeing our corporate governance and leadership structure.

Board Attendance at Annual Stockholder Meetings

While all Directors are encouraged to attend our annual stockholder meetings, the Board of Directors does not have a formal policy with respect to such attendance. All Directors who, at the time, were serving as members of the Board of Directors attended last year’s annual meeting of stockholders.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Directors as a group, the non-management Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.

Code of Conduct; Corporate Governance Guidelines

We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code of Conduct”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Conduct is posted on our website at www.uti.edu under the “Investors — Corporate Governance” captions.

We will provide a copy of the Code of Conduct upon request made by writing to us at our principal executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct by posting such information on our website, at the address and location specified above, and, to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.

As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website at www.uti.edu under the “Investors — Corporate Governance — Board of Directors” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at the address indicated above and on the first page of this Proxy Statement.

Compensation of Non-Management Directors

In fiscal 2010, our non-management Directors received a $35,000 annual retainer. Each non-management Director also received an annual award under our 2003 Incentive Compensation Plan of shares of the Company’s common stock equal to $50,000 on the date of grant. In addition, each non-management Director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-management Directors utilizing private aircraft. Upon election or appointment to the Board of Directors, our new non-management Directors receive a one-time grant of restricted stock awards with a value of $75,000, which are subject to a three-year vesting period.

The chairperson of the Nominating and Corporate Governance Committee will receive an additional annual retainer of $12,000. The chairperson of the Compensation Committee will receive an additional annual retainer of $15,000 and the chairperson of the Audit Committee will receive an additional annual retainer of $20,000. The non-chairperson Directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer of $6,000. The non-chairperson Directors serving on the Audit Committee will each receive an additional annual retainer of $8,000. No Director will receive additional compensation for meeting attendance. Directors who are also officers do not receive any separate compensation for serving as directors.

Our non-management Directors are also eligible to participate in a non-qualified deferred compensation plan, which was implemented in April 2010. The Company offers this non-qualified deferred compensation plan to allow the Directors to set aside a portion of their income for retirement on a pre-tax basis. A non-management Director may defer up to 100% of cash Board compensation earned in the calendar year. The non-qualified deferred compensation plan is more fully discussed in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

The following table sets forth a summary of the compensation we paid to our non-management Directors in 2010.

Director Compensation

	Fees Earned or
	Paid
Name	in Cash ($)	Stock Awards ($)(1)	Total ($)

Alan E. Cabito	45,000	49,997	94,997
Allan D. Gilmour(2)	49,000	49,997	98,997
Conrad A. Conrad	61,000	49,997	110,997
A. Richard Caputo, Jr.	47,000	49,997	96,997
Roderick R. Paige(3)	—	—	—
Roger S. Penske(4)	41,000	49,997	90,997
Linda J. Srere	56,000	49,997	105,997

(1)	Represents the aggregate grant date fair value of awards of restricted stock computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). The annual grant was based on 1,984 shares at closing price on February 24, 2010 of $25.20.

(2)	Mr. Gilmour resigned as a Director effective September 3, 2010.

(3)	Dr. Paige was elected to the Board of Directors effective September 14, 2010.

(4)	Mr. Penske elected to defer $20,500 of fees into the Universal Technical Institute Deferred Compensation Plan.

We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We have also entered into agreements with our Directors, contractually obligating us to provide this indemnification to them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the year ending September 30, 2011 and of our internal control over financial reporting as of September 30, 2011. In taking this action, the Audit Committee considered PricewaterhouseCoopers LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Fees Paid to PricewaterhouseCoopers LLP

As more fully described below, all services to be provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.

The following table shows the fees that we accrued for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2010 and 2009.

	2010	2009

Audit Fees	$890,547	$846,875
Audit-Related Fees	—	—
Tax Fees	31,890	23,670
All Other Fees	26,500	26,500

Total	$948,937	$897,045

Audit Fees.  Audit fees for the years ended September 30, 2010 and 2009 relate primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our annual report on Form 10-K and for the limited reviews of the financial information included in our quarterly reports on Form 10-Q. Audit fees for 2010 also include approximately $9,000 relating to agreed-upon procedures related to certain state licensing requirements.

Tax Fees.  Tax fees for the years ended September 30, 2010 and 2009 related primarily to income tax compliance services, including technical and tax advice related to the review of tax returns.

All Other Fees.  This category represents an annual fee paid to PricewaterhouseCoopers LLP for information related to human capital metrics and benchmarking data used by our people services department. Additionally, this amount includes an annual subscription for access to PricewaterhouseCoopers LLP’s online database of accounting guidance issued by various standard-setting bodies.

It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to any appropriate questions from stockholders.

Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm

Pre-Approval of Audit Services.  The Audit Committee meets with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.

Pre-Approval of Non-Audit Services.  The Audit Committee reviews and approves in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:

(a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and

(b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:

(i) that account, in the aggregate, for less than 5% of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services are provided;

(ii) that we did not recognize as “non-audit” services at the time of the engagement; and

(iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).

The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by us as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2010

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investors — Corporate Governance” captions. The Audit Committee met eight times during 2010. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by AU Section 380, Communication with Audit Committees (“AU 380”), with respect to annual financial statements, and AU Section 722, Interim Financial Information, with respect to quarterly financial statements.

The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU 380.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting and other matters required to be discussed by AU 380.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, for filing with the SEC. The Audit Committee has also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

The Audit Committee:

Conrad A. Conrad (Chair)
Alan E. Cabito
A. Richard Caputo, Jr.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Incentive Compensation Plan (the “2003 Plan”) pursuant to which we may grant equity awards to eligible persons.

Management 2002 Stock Option Program.  The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.

The 2002 Plan provides for the grant of incentive and non-qualified stock options to our employees and employees of related companies, including officers and management directors, and non-statutory options to other persons providing material services to us or related companies. A non-management director is not eligible to receive an award.

As of September 30, 2010, we had issued 484,310 shares of common stock upon the exercise of options granted under the 2002 Plan. In addition, 205,842 shares of common stock are issuable pursuant to options granted under the 2002 Plan, at a weighted average exercise price of $4.40 per share. We do not currently intend to grant any additional options under the 2002 Plan.

2003 Incentive Compensation Plan.  The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses. The 2003 Plan authorizes the issuance of up to 4,430,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.

As of September 30, 2010, we had issued 372,632 shares of common stock upon the exercise of options granted under the 2003 Plan, at a weighted average exercise price of $19.77 per share. In addition, 1,064,654 shares of common stock are issuable pursuant to currently exercisable options granted under the 2003 Plan, at a weighted average exercise price of $25.08 per share.

As of September 30, 2010, we had granted 1,459,815 shares of restricted stock, net of 403,509 shares forfeited, under the 2003 Plan, of which 914,207 shares are still subject to restrictions. During the year ended September 30, 2010, restrictions lapsed with respect to 246,750 shares, of which 94,024 shares were withheld to settle individual participant tax obligations.

As of September 30, 2010, we had awarded 99,054 performance units, net of 11,537 units forfeited, with a maximum payout of 200%, under the 2003 Plan. As of September 30, 2010, all of such performance units were subject to vesting upon the achievement of specific performance criteria.

The following table summarizes our equity compensation plan information as of September 30, 2010. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Common Shares
			Weighted-Average	Remaining Available for
	Common Shares to be		Exercise Price of	Future Issuance Under
	Issued Upon Exercise of		Outstanding	Equity Compensation
	Outstanding Options,		Options, Warrants	Plans (Excluding Shares
	Warrants and Rights		and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by UTI stockholders	1,365,737	(1)	$21.19	1,189,930
Equity compensation plans not approved by UTI stockholders	—		—	—

Totals	1,365,737		$21.19	1,189,930

(1)	Of these shares, options to purchase 205,842 shares were outstanding under the 2002 Plan and options to purchase 1,159,895 shares were outstanding under the 2003 Plan.

2003 Employee Stock Purchase Plan.  We sponsor an employee stock purchase plan that permits eligible employees, as defined in the plan, to purchase up to 10% of an employee’s annual base and overtime pay at a price equal to 95% of the fair market value of a share of stock on the last day of the offering period. Our Compensation Committee administers the employee stock purchase plan. The Board of Directors may amend or terminate the plan at its discretion. The employee stock purchase plan complies with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

Our compensation and benefits programs are designed to attract, reward, motivate and retain top tier executive talent possessing the key skills and abilities necessary to achieve success for our students, customers, stockholders, employees and strategic partners. We believe that in this highly competitive market for top executive talent, it is critical that we provide our executives with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our students and customers while, at the same time, not encouraging undue risk-taking.

We believe an effective compensation program rewards the achievement of short-term, long-term and strategic goals that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision making regarding the long-term value of the Company. Therefore, we believe that a meaningful portion of each executive’s total compensation opportunity should be at risk and payable only if the executive’s performance benefits the interests of our stockholders. We expect that this emphasis on performance-based compensation will contribute to our long-term success and increase the value of our stockholders’ investment.

Consistent with our compensation philosophy, the objectives of our compensation and benefits programs are to:

•	Attract and retain top talent from a broad array of industry and company backgrounds by offering the potential for aggregate compensation above the median of our industry;

•	Align compensation with the achievement of financial and operational performance goals that foster the creation of long-term stockholder value, while maintaining appropriate focus on near-term performance;

•	Drive behaviors that advance our mission of purpose, people and profit; and

•	Align incentive programs with performance goals so that the level of incentive compensation is commensurate with the level of performance.

Our compensation and benefits programs are driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our Named Executive Officers, as defined herein, based on their management of UTI in the context of current business and economic conditions and our performance relative to our industry peers. We also evaluate each executive’s performance relative to his or her individual attainment of key goals and the success of the Named Executive Officers, as a team, in achieving our operating objectives. Because our Named Executive Officers have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.

By including a combination of cash and at-risk equity incentives, the Compensation Committee believes that the compensation policies as generally applicable to the Company’s employees do not encourage excessive and unnecessary risk-taking, and that the level of risk that the policies do encourage is not reasonably likely to have a material adverse effect on the Company. In making this assessment, the Compensation Committee analyzed the following aspects of the Company’s incentive plans:

•	The performance criteria and objectives of the annual cash inventive plan and long-term incentive plan balance performance with the quality and sustainability of such performance. The annual cash incentive plan measures and rewards profit as well as specific goals relative to key Company initiatives that support sustainability. The long-term incentive plan rewards both long-term value, as reflected in UTI’s stock price, as well as the relative total stockholder return that measures how well the Company performs against its market peers.

•	The mix of annual cash incentive and long-term incentive is well balanced. The target value of annual cash incentive as a percent of total compensation does not exceed 30% for any Named Executive Officer.

•	The relationship between performance and incentive plan payouts are within the range of competitive practices as measured each year against our peer group’s performance and corresponding compensation.

•	The vesting periods overlap to reduce the incentive to maximize performance in any one period at the expense of another.

•	Most (75%) of the long-term incentive value is granted in the form of restricted stock, which is not a leveraged vehicle.

Elements of the Compensation Program and Key Goals

Our executive compensation program is designed around the concept of total direct compensation. Total direct compensation refers to the combined elements of base salary, annual incentive and long-term incentive pay. In setting the appropriate level of total direct compensation, we review industry and peer group compensation data in order to set executive pay at a level that is competitive and that will attract and motivate top talent, while keeping the overall pay levels aligned with stockholder financial interests and job responsibilities.

The table below sets forth each element of our compensation program, the rationale for our selection of each element and what each element is designed to reward.

	Why the Element	What the Element is
Compensation Element	was Chosen	Designed to Reward

Base Salary	Provides appropriately competitive form of fixed cash compensation commensurate with job responsibilities and rewards short-term performance.	Fixed component intended to reward core competencies, experience and required skills in senior leadership position.

	Why the Element	What the Element is
Compensation Element	was Chosen	Designed to Reward

Annual Cash Incentive	Focuses Named Executive Officers on the achievement of short-term goals and provides meaningful annual reward upon achievement of such goals.	Variable component intended to reward contributions to our short-term business objectives and achievement of individual goals.

Long-Term Incentives: Stock Options, Performance Units and Restricted Stock	Provides equity-based reward linked to performance of our stock, focuses Named Executive Officers’ efforts on the behaviors within their control that we believe will ensure our long-term health and success, as measured by increases in our stock price over a period of several years, growth in our earnings per share, total stockholder return and other elements. Multi-year vesting serves as a retention mechanism for key talent. Further aligns the interests of employees with those of our students and stockholders and helps prevent imprudent risk-taking that focuses on short-term gains at the expense of long-term value. Encourages ownership of our stock.	Variable component intended to reward contributions to our long-term success and the achievement of our mission and key business objectives, and each Named Executive Officer’s commitment to the interests of our students and stockholders.

Welfare Benefits: Health, Life and Disability Benefits	Provides access to health care and protection from catastrophic financial events such as illness, injury or death. Competitive benefits package is essential for recruiting and retention and is part of our broad-based total compensation program.	Named Executive Officers participate in employee benefit plans generally available to all our employees, including health, life and disability plans.

Retirement Benefits	Assists the Named Executive Officer with financial preparation for retirement. Retirement benefits are a key component of a competitive compensation package.	Named Executive Officers may participate in the Company’s 401(k) plan which is generally available to our eligible employees. In addition, Named Executive Officers may participate in the Company’s non-qualified deferred compensation plan available to executives of the company. The non-qualified deferred compensation plan was designed to provide executives the opportunity to save adequately for retirement considering the restrictions imposed on executives’ savings in the 401(k) plan.

	Why the Element	What the Element is
Compensation Element	was Chosen	Designed to Reward

Severance, Change-in-Control and Other Post-Employment Benefits	Severance and change-in-control agreements are designed to facilitate our ability to attract and retain executives in a competitive marketplace that commonly offers such protections. Our CEO, CFO and Chairman have employment agreements, and other executive officers, including Messrs. Crain and Riggs, have change-in-control agreements that provide severance benefits. Severance benefits ease an employee’s transition in the event of an unexpected termination due to changes in our employment needs. Change-in-control agreements encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes and aids in retaining employees during such critical times. Post-employment medical benefits for the Chairman were originally negotiated as a part of a business merger.	Rewards service and tenure and recognizes the need for financial security for key executives when employment ends. Rewards focus on our ongoing needs within the changing landscape of the for-profit education industry.

Additional Benefits and Perquisites	Executive physicals are provided to assist our executive officers with the proactive monitoring of their health. Company-paid premiums and the Executive Medical Plan serve as competitive recruiting and retention tools. Additional Term Life Insurance recognizes the greater salary replacement need for our executive officers’ dependents and beneficiaries in the event of an executive’s death.	Given the rigorous demands of an executive officer role, we have a vested interest in their proactive focus on their health and security.

Oversight of the Executive Compensation Program

Compensation Committee Purpose, Composition, Schedule and Responsibilities

The Compensation Committee carries out the Board of Directors’ responsibilities relating to compensation of our executive officers. The Compensation Committee also oversees and advises the Board of Directors on adoption of, or changes to, policies that govern employee compensation and benefits, including incentive compensation and equity-based compensation.

The Compensation Committee is comprised of two or more directors (currently, there are two) who qualify as all of the following: (i) independent directors under applicable NYSE rules; (ii) “outside directors” for purposes of Section 162(m) of the Code; and (iii) “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the Compensation

Committee are nominated by the Nominating and Corporate Governance Committee and elected by a majority vote of the Board of Directors to serve a one-year term.

The Compensation Committee is required by its charter to meet at least two times annually or more frequently as the Committee deems appropriate. In fiscal 2010, the Compensation Committee met 11 times.

The Compensation Committee is responsible for implementing our overall executive compensation philosophy and structure and establishing the goals and objectives relating to executive compensation paid to the Chief Executive Officer, Chairman and other executive officers.

In determining the appropriate level of compensation, the Compensation Committee reviews the results of the Committee’s annual performance review of the Chief Executive Officer and Chairman. Based on this evaluation and a review of these executives’ total compensation, the Compensation Committee makes recommendations to the Board of Directors for approval. The Compensation Committee also reviews the Chief Executive Officer’s annual performance review of each of the executive officers taking into consideration our executive compensation goals and objectives and, based on this review, is responsible for the approval of each component of each executive officer’s compensation. The Committee also reviews and approves compensation adjustments for executive officer promotions or hires and contingent obligations such as severance, change-in-control or similar arrangements.

For fiscal 2010, the Compensation Committee conducted this review in the Fall of 2009 for base, long- and short-term incentive components of the executive officers’ compensation. The Compensation Committee benchmarked long-term incentive values again in September 2010 as part of their review and approval of the annual grant.

In determining the appropriate level of compensation for our executive officers, the Compensation Committee received the assistance of Compensia. Compensia is an independent, third party consulting firm. For a more complete discussion on the role of Compensia, please refer to “Role of Compensation Consultants” below.

In assessing the competitiveness of our compensation programs, the Compensation Committee reviews the total direct compensation opportunities, both short- and long-term, while at the same time analyzing the competitiveness of each component of compensation. The complete mix of pay components is monitored and compared to peer company practices to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize long-term stockholder value creation.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer makes recommendations to the Compensation Committee as to the base salaries, target bonus and long-term incentive grant levels of the executive officers, including the Named Executive Officers (other than the CEO). The CEO’s recommendations are based on available market and proxy peer data and analyses provided by Compensia, which are provided at the direction of the Committee, as well as the CEO’s evaluation of each officer’s performance.

Role of Compensation Consultants

The Compensation Committee received and continues to receive assistance from Compensia in fulfilling its duties. Compensia assists in monitoring and updating the appropriate peer comparison group used in benchmarking competitive compensation levels. Compensia provided advice and analysis to the Compensation Committee with respect to the propriety and competitive value of long-term incentive grants, and employment and change-in-control agreements. Compensia also assisted the Compensation Committee in the design of the Company’s performance unit program. Compensia works at the direction of, and reports directly to, the Compensation Committee. Compensia does not perform any services for our management unless directed to do so by the Compensation Committee. The Compensation Committee’s engagement with Compensia is for an indefinite period and encompasses advisory services such as periodic review of executive compensation philosophy, competitive assessment of executive compensation levels and pay-for-performance linkage, executive cash and broad-based equity incentive program design, review of executive contracts and other ad hoc support. Other than the work described above, there are no other material relationships between Compensia and UTI, its officers or directors.

Equity Grant Timing and Practices

Pursuant to our equity granting policy and procedures, equity awards are made upon the recommendation of the Compensation Committee with approval from the independent members of the Board of Directors during an open trading window. Stock options, if granted, are awarded with an exercise price equal to the closing price of our stock on the NYSE on the date of approval and may never be less than fair market value. Grants to newly hired or promoted executive officers who are eligible to receive options or stock awards are proposed for approval at the Board of Directors’ next regularly scheduled meeting that occurs during an open trading window following the officer’s hire or promotion. Grant timing is applied consistently and shall, under no circumstances, occur outside of an open trading window. Our annual grant is typically awarded in September. Equity grant award levels are based on market data and vary among participants based on their positions within our company and, for fiscal 2010, were granted at the Board of Directors’ regularly scheduled September meeting. Documentation of the award is distributed to the recipients promptly following approval by the Board of Directors.

Benchmarking of Executive Compensation

To evaluate the competitiveness of our executive compensation program, we compare the elements of our compensation program with a peer comparison group comprised of companies in the for-profit education industry with similar market capitalization and net revenues. Our comparison group for fiscal 2010 included the following companies: Capella Education Corp.; Career Education Corp.; Corinthian Colleges, Inc.; DeVry, Inc.; GP Strategies Corporation; ITT Educational Services, Inc.; Learning Tree International, Inc.; Lincoln Educational Services Corporation; Nobel Learning Communities, Inc.; Plato Learning, Inc.; Strayer Education, Inc.; and The Princeton Review, Inc. We also collect job-specific compensation survey data from general industry organizations with target revenue of approximately $375 million. Compensation surveys used in 2010 were Mercer’s Benchmark Database and the Salary.com Survey Database. Data from these surveys are averaged with the data from our peer comparison group to create a composite comparison group.

We use data from the composite comparison group referenced above as a guideline when making decisions about overall compensation including the elements of compensation and the amount of each element. Using the 50th and 75th percentiles of total direct compensation as reference points, the individual elements of compensation are determined. Due to a number of variables including changes in market and peer data, total compensation delivered to our executive officers may be higher or lower than the 50th and 75th percentiles.

Welfare benefits are benchmarked annually using the Towers Watson Health Care Cost Survey, which covers approximately 10.3 million U.S. employees, retirees and dependents. We target the median of this data to maintain competitive benefit levels. Retirement benefits are benchmarked annually against general industry standards, utilizing data from our plan administrators (T. Rowe Price and The Newport Group) and targeting median levels for these benefits.

We review existing survey data regarding employment and severance agreements and change-in-control benefits to ensure our benefits are consistent with current practice for companies of our size and revenue. In reviewing external competitive data with regard to these arrangements, we also consider best practices for specific components of these agreements. Our philosophy is to limit the number of perquisites and benefits. Through available survey and proxy data, we believe that our perquisites are less than provided by comparable organizations.

Components of the Executive Compensation Program

Base Salaries

The Compensation Committee annually reviews and approves the base salaries of the Named Executive Officers utilizing the benchmarking procedures described above. Apart from benchmarking, base salaries are influenced by a variety of objective and subjective factors such as experience, individual performance and relative levels of responsibility and job scope.

In December 2009, the Compensation Committee approved increases to the base salaries of the Named Executive Officers as follows: 5% for Kimberly J. McWaters; 5% for Eugene S. Putnam, Jr.; 4% for John C. White; 3.5% for Richard P. Crain; and 5% for Thomas E. Riggs. These increased amounts were based on market survey data for average executive-level increases nationally and adjusted for individual performance. In January 2010, Mr. Crain received an additional 5% increase to base salary to reflect the additional strategic requirements of his position.

Annual Incentive Plan

The annual incentive plan, called the “Leadership Incentive Plan,” provides the Named Executive Officers with the opportunity to earn performance-based awards based on the achievement of specific performance goals for the fiscal year. The performance goals are based on specific business criteria for the Company. All of our Named Executive Officers, with the exception of Ms. McWaters, Mr. Putnam (effective fiscal year 2011), and Mr. White, participate in the Leadership Incentive Plan. For fiscal year 2010, both Ms. McWaters’ and Mr. White’s incentive compensation award was granted under the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan.

For our fiscal year 2010, the Compensation Committee established performance goals for all Named Executive Officers under the Leadership Incentive Plan and the 2003 Incentive Compensation Plan, as applicable. For fiscal 2010, performance-based awards for all Named Executive Officers were based on consolidated Earnings Before Interest and Taxes (“EBIT”) results, as well as specific performance criteria for Messrs. Putnam, Crain and Riggs. For Messrs. Putnam, Crain and Riggs the portion of the bonus based on achieving EBIT targets accounted for 80% of their bonus opportunity and each had specific performance goals that accounted for the remainder of their bonus opportunity. For bonus purposes, EBIT is adjusted to exclude bonus expense and adjusting entries posted during fiscal year 2010 related to fiscal year 2009 that were included in prior year bonus calculations. The EBIT goals were measured on a Company-consolidated basis for the Named Executive Officer group. This metric was chosen because it captured our need to increase revenue and contain costs during fiscal year 2010. The payment calculation for both the Leadership Incentive and 2003 Incentive Compensation Plans is based on the greater of the annual result or the total of the quarterly results so that it is possible to recover from a poor performing quarter and retain an incentive for the subsequent quarters, thereby enhancing the motivating aspects of the awards.

The Compensation Committee approved the following bonus targets and payout levels for fiscal year 2010:

2010 Named Executive Officer Target Bonus as a % of Base Salary

Kimberly J. McWaters	75%
Eugene S. Putnam, Jr.	50%
John C. White	60%
Richard P. Crain	50%*
Thomas E. Riggs	50%

*	Mr. Crain’s bonus target was increased from 45% to 50% effective July 1, 2010 as a result of additional strategic requirements being added to his position.

Fiscal Year 2010 EBIT Achievement and Payout Levels

For fiscal year 2010, in order for a participant to receive the threshold payment of the EBIT component of the bonus (a 60% payout), the consolidated EBIT result would have had to have been $29,000,000. To achieve a 100% payout, consolidated EBIT would have had to have been $49,000,000, and to achieve the maximum payout of 125%, consolidated EBIT would have to have been $59,000,000.

Consolidated EBIT for fiscal year 2010 for the bonus calculation was $57,321,000, which resulted in a bonus payout of 120% of the EBIT portion of their bonuses for the Named Executive Officers.

In addition to the EBIT bonus, Messrs. Putnam, Crain and Riggs had a portion (20%) of their total bonus opportunity based on specific performance criteria. Mr. Putnam’s performance criteria were (i) no material weaknesses or significant deficiencies in internal controls over financial reporting, which target was partially achieved; (ii) succession plan and evaluation of internal candidate readiness, which target was achieved; and (iii) department budget management, which target was exceeded. Mr. Putnam’s total bonus related to these specific performance criteria was $29,800.

Mr. Crain’s specific performance criteria were (i) student inquiry, which target was exceeded; (ii) successful completion of UTI’s Growth Strategy Project, which target was exceeded; and (iii) department budget management, which target was achieved. Mr. Crain’s total bonus related to these specific performance criteria was $30,100.

Mr. Riggs’ specific performance criteria were (i) successful completion of key elements of UTI’s new curriculum, which target was partially achieved; (ii) timely and successful opening of our Dallas/Fort Worth campus, which target was exceeded; and (iii) department budget management, which target was exceeded. Mr. Riggs’ total bonus related to these specific performance criteria was $29,100.

2011 Incentive Plan

In the fall of 2010, the Compensation Committee approved the 2011 Leadership Incentive Plan and the 2011 incentive plan for Ms. McWaters and Messrs. Putnam and White under our 2003 Incentive Compensation Plan. The Compensation Committee has determined that for fiscal 2011, performance-based awards for all Named Executive Officers will be based on established targets for consolidated EBIT and margin as well as specific performance criteria for Messrs. Crain and Riggs. For each Named Executive Officer, the bonus opportunity is as follows:

2011 Named Executive Officer Target Bonus as a % of Base

Kimberly J. McWaters	82%
Eugene S. Putnam, Jr.	60%
John C. White	66%
Richard P. Crain	55%
Thomas E. Riggs	55%

For the EBIT portion of the target bonus to be achieved, we must realize a specific increase in EBIT over fiscal year 2010. The increase necessary to achieve the target bonus has not been achieved four out of the last five fiscal years. The maximum payout under the plan is 125%.

For Messrs. Crain and Riggs, the EBIT portion accounts for 80% of their bonus opportunity, and each has specific performance goals which account for the remainder of their bonus opportunity. For Messrs. Crain and Riggs, 6.66% of their bonus opportunity requires the achievement of a departmental operating budget target for 2011. In order to achieve any payout under this target, the actual departmental operating expenses must not exceed 2% of the targeted budget. Otherwise, no award on this component will be paid. Mr. Crain has two additional performance goals, each of which comprise 6.67% of his total bonus opportunity. The first performance goal requires achievement of the Company’s quantitative student inquiry target. The second performance goal requires development of the 2012 strategic plan and the facilitation of the Company’s strategic planning process. Mr. Riggs also has two additional performance goals, each of which comprise 6.67% of his total bonus opportunity. The first performance goal requires the development of a Company-wide multi-year implementation plan for the UTI’s new curriculum. The second performance goal requires achievement of specific scores on the Company’s Great Place to Work Survey for specific departments and for all campuses.

In determining whether the specific performance goals noted above have been satisfied, the Compensation Committee will rely upon the evaluations of Ms. McWaters, as well as their own observations obtained from the reports given by management at the meetings of our Board of Directors.

Long-Term Incentive Compensation

2010 Grant

In September 2010, the Compensation Committee approved grants of performance units and restricted stock to the Named Executive Officers using the benchmarking process described above. When determining the grant, the Compensation Committee considered our current business environment, competitive market data and each officer’s level of responsibility. The grants were designed with a view to increase employee retention, encourage ownership of our stock and link rewards to stockholder value creation. In 2010, each of our Named Executive Officers received 75% of his or her “target” grant value in restricted stock and 25% in performance units. Restrictions on the shares of restricted stock lapse at a rate of 25% each year for four years. The performance units vest after a three-year performance period, beginning October 1, 2010 and ending September 30, 2013.

The actual number of performance units vesting, if any, will be determined by comparing our Total Shareholder Return (“TSR”) against a stacked ranking of the TSR of those companies comprising The Russell 2000 Index at the end of the measurement period. The number of performance units that actually vest will depend on the relative percentile of UTI’s TSR compared to the stacked ranking of the Russell 2000 Index of companies as follows:

TSR Index Percentile Rank	0-20th	21st-30th	31st-40th	41st-50th	51st-60th	61st-70th	71st-80th	81st-90th	91st-100th

Performance Units Payout Percentage	0%	25%	50%	75%	100%	125%	150%	175%	200%

The Compensation Committee believes a blend of performance units and restricted stock provides the best retention and reward mechanism. Providing a significant percentage of the total award in the form of performance units is also important to further align the incentive value with the interest of stockholders, since the vesting of performance units is contingent on the relative performance of UTI’s TSR over three years. Offering restricted stock, which retains some value for the executive during difficult business climates, ensures that the long-term incentive maintains some retention value to our Named Executive Officers while also rewarding improvements in our long-term performance without rewarding undue risk-taking.

General Benefits and Executive Perquisites

We offer a health and welfare benefits package to all eligible employees, which includes coverage for medical, dental, disability, life, accidental death and dismemberment, vision, flexible spending, education assistance, employee assistance and business travel accident. See the table above under the heading “Elements of the Compensation Program and Key Goals” for detailed information on the Named Executive Officers’ benefits and perquisites.

The costs of the perquisites and personal benefits for the Named Executive Officers for fiscal year 2010 are included in the “All Other Compensation” column of the “Summary Compensation Table” below.

Post-Employment Compensation Programs

Retirement Benefits

We maintain a plan qualified under Section 401(k) of the Code that is generally available to all employees to assist them in saving for retirement. Under the 401(k) plan, a participant may contribute a maximum of 50% of his or her pre-tax salary up to the statutorily prescribed annual limit ($16,500 in calendar year 2010). The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of our Board of Directors, we may make discretionary matching and/or profit-

sharing contributions into the 401(k) plan for eligible employees. Currently, we match 50 cents on each dollar saved up to the first 5% of eligible pay contributed to the plan after the first year of employment. A five-year vesting schedule applies to all of our matching contributions. A participant is considered 100% vested in all company matching contributions after they have completed five years of service with the Company.

UTI’s executives are also eligible to participate in a non-qualified deferred compensation plan, which was implemented in April 2010. The Company offers this non-qualified deferred compensation plan to allow participants to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Company’s 401(k) plan. A participant may defer up to 75% of salary earned in the calendar year and up to 100% of any amount earned under any of the annual cash incentive plans. Participants employed for at least one year are eligible for an incentive matching contribution equal to 50% of amounts contributed to the plan, up to the maximum “matchable” compensation equivalent to 5% of salary. A five-year vesting schedule applies to all of the Company’s matching contributions. A participant is considered 100% vested in all company matching contributions after they have completed five years of service with the Company. Participants can choose from a menu of notional investment options representing a broad range of asset classes, including pre-constructed model portfolios. Deferred compensation plan accounts are credited with a rate of return (positive or negative) based on the performance of the notional investment options selected. Participants may change the way their accounts are invested at any time. Upon enrollment into the deferred compensation plan, participants designate when their deferrals are to be distributed — at a specific date while employed or at separation of service, as well as the form of the distribution (i.e., lump sum or annual installments). Of the Named Executive Officers, Ms. McWaters and Messrs. Putnam and Riggs were participants in this compensation plan.

Employment Agreements

We have employment agreements with three of our Named Executive Officers — Ms. McWaters, Mr. White and Mr. Putnam — that provide certain post-employment severance and benefits if we terminate the officer’s employment other than for cause. Generally speaking, “cause” includes conviction of a felony or other crime involving embezzlement or misuse of funds, a knowing breach of the fiduciary duties owed by the executive to the Company or a failure to perform the executive’s material duties or a neglect of same. While the details of these agreements vary, each generally provides for salary payments to continue following termination. No agreement provides for salary payments beyond 24 months following termination.

For more information, see the tables below under the heading “Potential Payments Upon Termination or Change-in-Control” and the information set forth under the heading “Employment-Related Arrangements.”

Change-in-Control Agreements

We have entered into change-in-control agreements with those Named Executive Officers who do not have employment agreements with us. These agreements provide that if the executive is terminated without cause or terminates employment for good reason within one year of a change-in-control, the executive will continue to receive salary payments for 12 months after the date of termination and will receive a prorated bonus calculated by multiplying the executive’s target bonus percentage by the executive’s fiscal year salary earned through the date of termination. The executive is also entitled to receive 12 months of paid health benefits continuation and outplacement services.

For more information, see the tables below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Accounting and Tax Considerations

Code Section 162(m) limits our ability to deduct non-performance based compensation in excess of $1.0 million that we pay to certain of our executive officers. The Compensation Committee intends for all incentive compensation paid to the Named Executive Officers to be deductible for federal income tax purposes to the greatest extent possible; however, in certain cases, the Compensation Committee may determine that the amount of tax deduction lost is less important than appropriate design and delivery of compensation to our executive officers.

Our 2003 Incentive Compensation Plan, which was approved by our stockholders, permits the award of stock options, performance shares, performance units, stock appreciation rights, performance-based awards and cash bonuses that qualify as performance-based compensation and are therefore fully deductible under section 162(m) of the Code.

In determining equity compensation awards for 2010, we generally considered the potential expense of those awards under GAAP and their impact on earnings per share. We concluded that the award levels were in the best interests of stockholders given competitive compensation practices among our peer companies, the awards’ potential expense, our performance and the impact of the awards on employee motivation and retention.

The American Jobs Act of 2004 added Section 409A to the Internal Revenue Code. Section 409A revises the tax rules governing non-qualified deferred compensation strategies. We have reviewed Section 409A and its rules and regulations and have adapted some of our compensation arrangements to comply with such rules and regulations.

Compensation Committee Interlocks

Ms. Srere and Messrs. Conrad and Gilmour served as members of our Compensation Committee during fiscal 2010. Mr. Gilmour resigned from the Board of Directors effective September 3, 2010. None of these Directors was an executive officer or otherwise an employee of UTI before or during such service, and no executive officer of UTI served on any other company’s compensation committee.

Summary Compensation Table

The following table summarizes the compensation we paid during the last fiscal year to our Chief Executive Officer, our Chairman of the Board, our Chief Financial Officer and our two most highly compensated executive officers, who we refer to collectively as the “Named Executive Officers.”

					Non-Equity
			Stock	Option	Incentive Plan
			Awards ($)	Awards ($)	Compensation ($)	All Other
Name and Principal Position	Year	Salary ($)	(1)	(2)	(3)	Compensation ($)		Total ($)

Kimberly J. McWaters	2010	629,758	999,992	—	563,300	55,670	(4)	2,248,720
Chief Executive Officer,	2009	599,659	1,000,012	—	317,400	31,830		1,948,901
President and Director	2008	579,423	784,125	192,024	81,938	41,372		1,678,882
Eugene S. Putnam, Jr.	2010	327,005	449,995	—	185,800	126,515	(5)	1,089,315
Executive Vice President	2009	311,694	450,019	—	123,200	119,139		1,004,052
and Chief Financial Officer	2008	209,259	160,000	140,002	17,867	91,626		618,754
John C. White	2010	530,556	400,008	—	379,800	34,783	(6)	1,345,147
Chairman of the Board	2009	511,683	399,982	—	216,900	37,069		1,165,634
	2008	503,846	313,650	76,712	57,000	38,868		990,076
Richard P. Crain	2010	284,890	199,995	—	159,300	108,144	(7)	752,329
Senior Vice President	2009	264,960	240,009	10,000	95,000	87,514		697,483
Marketing & Strategy
Thomas E. Riggs	2010	292,062	199,995	—	168,500	46,288	(8)	706,845
Senior Vice President Campus Operations

(1)	Reflects the aggregate grant date fair value of awards of restricted stock and performance units computed in accordance with Topic 718 and does not reflect whether the recipient has actually realized a financial benefit from the award. The grant date fair value of awards of performance units is based on the probable outcome of the performance conditions to which the performance units are subject and the shares the recipient would receive under such outcome. The assumptions used in the calculations for these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the 2010 fiscal year.

(2)	Reflects the aggregate grant date fair value of option awards computed in accordance with Topic 718 and does not reflect whether the recipient has actually realized a financial benefit from the award. The assumptions used in the calculations for these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the 2010 fiscal year.

(3)	With respect to Ms. McWaters and Mr. White, represents amounts earned under the 2003 Incentive Compensation Plan. With respect to all other Named Executive Officers, represents amounts earned under our Leadership Incentive Plan for our 2010 fiscal year. These incentives are discussed under the heading “Components of the Executive Compensation Program — Annual Incentive Plan” within the Compensation Discussion and Analysis set forth elsewhere in this Proxy Statement. The amounts shown were paid to the Named Executive Officers in December 2010.

(4)	Reflects $21,892 in medical premiums, $1,615 in dental premiums, $204 in vision premiums, $1,099 in disability premiums and $822 in life insurance premiums. Also includes a $480 parking fee, $3,372 length of service award, $1,066 group-term life insurance imputed income, $9,207 ArmadaCare medical reimbursement benefits and premiums, $2,229 for an executive physical, $6,125 contributed on a matching basis pursuant to the terms of our 401(k) plan and $7,559 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan.

(5)	Reflects $21,892 in medical premiums, $1,615 in dental premiums, $204 in vision premiums, $1,099 in disability premiums and $822 in life insurance premiums. Also includes a $480 parking fee, $1,635 group-term life insurance imputed income, $9,207 ArmadaCare medical reimbursement benefits and premiums, $72,194 in relocation costs, $7,334 for an executive physical, $6,109 contributed on a matching basis pursuant to the terms of our 401(k) plan and $3,924 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan.

(6)	Reflects $15,584 in medical premiums, $951 in dental premiums, $126 in vision premiums, $1,099 in disability premiums and $822 in life insurance premiums. Also includes a $480 parking fee, $4,691 group-term life insurance imputed income, $5,658 in ArmadaCare medical reimbursement benefits and premiums, $1,222 for an executive physical and $4,150 contributed on a matching basis pursuant to the terms of our 401(k) plan.

(7)	Reflects $21,892 in medical premiums, $1,615 in dental premiums, $204 in vision premiums, $1,099 in disability premiums and $822 in life insurance premiums. Also includes a $480 parking fee, $1,635 group-term life insurance imputed income, $9,207 ArmadaCare medical reimbursement benefits and premiums, $19,591 in travel costs, $48,904 in relocation costs and $2,695 for an executive physical.

(8)	Reflects $21,892 in medical premiums, $1,615 in dental premiums, $204 in vision premiums, $1,099 in disability premiums and $822 in life insurance premiums. Also includes a $480 parking fee, $696 group-term life insurance imputed income, $9,207 ArmadaCare medical reimbursement benefits and premiums, $6,768 contributed on a matching basis pursuant to the terms of our 401(k) plan and $3,505 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information regarding grants of plan-based awards in 2010 to each of our Named Executive Officers.

								All Other	All Other
								Stock	Option
		Estimated Future Payouts Under						Awards:	Awards:	Grant Date
		Non- Equity Incentive Plan			Estimated Future Payouts Under			Number of	Number of	Fair Value
		Awards(1)			Equity Incentive Plan Awards (2)			Shares of	Securities	of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	Awards(3)

Kimberly J. McWaters		285,272	475,453	594,316
	Sep 14, 2010				2,306	9,225	18,450	41,946		999,992
Eugene S. Putnam, Jr.
	Sep 14, 2010				1,038	4,151	8,302	18,876		449,995
John C. White		191,880	319,800	399,750
	Sep 14, 2010				923	3,690	7,380	16,779		400,008
Richard P. Crain	Sep 14, 2010				461	1,845	3,690	8,389		199,995
Thomas E. Riggs	Sep 14, 2010				461	1,845	3,690	8,389		199,995

(1)	Amounts shown represent the dollar value of the estimated possible payout upon satisfaction of the conditions subject to the non-equity incentive plan award granted in the fiscal year. Amounts actually earned in 2010 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Awards included within these columns are discussed under the heading “Components of the Executive Compensation Program — Annual Incentive Plan” within the Compensation Discussion and Analysis set forth elsewhere in this Proxy Statement.

(2)	Amounts shown represent performance units granted with possible payout upon satisfaction of the performance criteria set forth by the Board of Directors. The performance period is from October 1, 2010 through September 30, 2013 with measurement date on September 30, 2013.

(3)	Amount shown is the total estimated fair value of the award on the date of grant calculated in accordance with Topic 718, excluding the effect of estimates for forfeitures.

In fiscal 2010, each of our Named Executive Officers received 75% of his or her regular grant value in restricted stock and 25% in performance units.

Performance units awarded in fiscal 2010 vest after a three-year performance period ending on September 30, 2013. Performance units awarded in fiscal 2009 vest according to a three-year performance period, with equal-value tranches potentially vesting according to the following measurement periods:

% of Performance
Measurement Period	Unit Grant Value

10/1/09 — 9/30/10	33.3%
10/1/09 — 9/30/11	33.3%
10/1/09 — 9/30/12	33.4%

For the performance period ending September 30, 2010, the performance of UTI’s relative TSR resulted in a 50% vesting of that tranche’s performance units. See “Elements of Compensation Program and Key Goals” section for more details on how performance is measured. If the participant dies or is disabled, the vesting of performance units, including those granted to the Named Executive Officers, will be calculated based on a measurement period through the date of death or disability and the associated vesting of shares, if earned, will occur on the settlement date following the measurement period. If there is a change-in-control of the Company, the measurement period will be truncated to the date of the change-in-control and number of shares of common stock to be issued will equal the number of performance units that would have become earned as of the change-in-control date according to the actual performance against the stated criteria for that period. The shares of common stock will convert to time-based and vest either in accordance with the original schedule or immediately in the event of termination without cause or for good reason within one year of the change-in-control. “Good reason” means a material reduction in the recipient’s authority, perquisites, position or responsibilities (other than such a reduction which affects all of our senior executives on a substantially equal or proportionate basis), or a requirement that the recipient relocate greater than 50 miles from the recipient’s current primary work location. “Cause” includes, but is not limited to, the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) a finding by a majority of the Board of Directors of fraud, embezzlement or conversion of the Company’s property; (iii) conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or the unlawful use, possession or sale of illegal substances; (iv) an administrative or judicial determination of fraud or any other violation of law involving federal, state or local government funds; and (v) a finding by a majority of the Board of Directors of a knowing breach of any of fiduciary duties to the Company or the Company’s stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company.

Restrictions on the shares of restricted stock granted in fiscal 2010 lapse at a rate of 25% each year for four years. Recipients of restricted stock, including Named Executive Officers, are considered stockholders with respect to all such shares of restricted stock and have all of the rights of a stockholder in the Company with respect to the restricted shares (e.g., they may vote the shares at any meeting of our stockholders). However, recipients have no rights to any dividends declared with respect to the restricted shares until the restrictions on such shares lapse and may not sell or transfer the shares until they vest. All restrictions on the restricted shares lapse upon death, disability, termination without cause within one year following a change-in-control of the Company or termination by the recipient for good reason (which is described in the paragraph above).

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth certain information regarding all outstanding equity awards for each of our Named Executive Officers, as of September 30, 2010. The values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions have lapsed. The performance units will only vest upon achievement of certain performance criteria and the value, if any, will depend on the share price on the date the executive sells the shares once vested.

		Option Awards						Stock Awards
													Equity
													Incentive
													Plan
													Awards:
											Equity		Market or
					Equity						Incentive		Payout
					Incentive						Plan		Value of
					Plan						Awards:		Unearned
					Awards:					Market	Number of		Shares,
		Number of	Number of		Number of			Number of		Value of	Unearned		Units, or
		Securities	Securities		Securities			Shares or		Shares or	Shares,		Other
		Underlying	Underlying		Underlying			Units of		Units of	Units, or		Rights Held
		Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	Other Rights		That
		Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	That Have		Have Not
Name	Award Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Not Vested (#)		Vested($)

Kimberly J. McWaters
	Apr 02, 2002	205,842				$4.40	Apr 02, 2012
	Dec 17, 2003	157,240				$20.50	Dec 17, 2013
	Feb 16, 2005	65,000				$38.46	Feb 16, 2015
	Jun 15, 2006	52,500				$23.25	Jun 15, 2016
	Feb 28, 2007	6,975	2,325	(1)		$23.63	Feb 28, 2017	3,900	(2)	$76,245
	Jun 03, 2008	19,650	19,650	(4)		$12.75	Jun 03, 2015	30,750	(5)	$601,163
	Sep 15, 2009							28,876	(10)	$564,526	9,614	(11)	$187,954
	Sep 14, 2010							41,946	(15)	$820,044	9,225	(16)	$180,349
Eugene S. Putnam, Jr.
	Aug 11, 2008	11,457	11,457	(6)		$15.79	Aug 11, 2015	5,067	(7)	$99,060
	Sep 15, 2009							12,994	(10)	$254,033	4,327	(12)	$84,593
	Sep 14, 2010							18,876	(15)	$369,026	4,151	(16)	$81,152

		Option Awards						Stock Awards
													Equity
													Incentive
													Plan
													Awards:
											Equity		Market or
					Equity						Incentive		Payout
					Incentive						Plan		Value of
					Plan						Awards:		Unearned
					Awards:					Market	Number of		Shares,
		Number of	Number of		Number of			Number of		Value of	Unearned		Units, or
		Securities	Securities		Securities			Shares or		Shares or	Shares,		Other
		Underlying	Underlying		Underlying			Units of		Units of	Units, or		Rights Held
		Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	Other Rights		That
		Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	That Have		Have Not
Name	Award Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Not Vested (#)		Vested($)

John C. White
	Dec 17, 2003	102,241				$20.50	Dec 17, 2013
	Feb 16, 2005	35,000				$38.46	Feb 16, 2015
	Jun 15, 2006	24,500				$23.25	Jun 15, 2016
	Feb 28, 2007	5,550	1,850	(1)		$23.63	Feb 28, 2017	3,125	(2)	$61,094
	Jun 03, 2008	7,850	7,850	(4)		$12.75	Jun 03, 2015	12,300	(5)	$240,465
	Sep 15, 2009							11,550	(10)	$225,803	3,845	(13)	$75,170
	Sep 14, 2010							16,779	(15)	$328,029	3,690	(16)	$72,140
Richard P. Crain
	Feb 28, 2007	2,100	700	(1)		$23.63	Feb 28, 2017	1,200	(2)	$23,460
	Jun 03, 2008	5,225	10,450	(4)		$12.75	Jun 03, 2015	4,600	(5)	$89,930
	Feb 25, 2009		1,223	(8)		$11.41	Feb 25, 2016	1,753	(9)	$34,271
	Sep 15, 2009							5,775	(10)	$112,901	1,923	(14)	$37,595
	Sep 14, 2010							8,389	(15)	$164,005	1,845	(16)	$36,070
Thomas E. Riggs
	Jul 05, 2005	6,000				$32.70	Jul 05, 2015
	Jun 15, 2006	2,750				$23.25	Jun 15, 2016
	Feb 28, 2007		700	(1)		$23.63	Feb 28, 2017	1,200	(2)	$23,460
	Dec 11, 2007							1,500	(3)	$29,325
	Jun 03, 2008	6,475	12,950	(4)		$12.75	Jun 03, 2015	4,600	(5)	$89,930
	Sep 15, 2009							5,775	(10)	$112,901	1,923	(14)	$37,595
	Sep 14, 2010							8,389	(15)	$164,005	1,845	(16)	$36,070

(1)	The option was granted on February 28, 2007. Assuming continued employment with UTI, the remaining 25% of the granted options will become exercisable on February 28, 2011.

(2)	The restricted stock award was granted February 28, 2007. Assuming continued employment with UTI, the remaining 25% of the granted shares will vest on February 28, 2011.

(3)	The restricted stock award was granted on December 11, 2007. Assuming continued employment with UTI, the remaining 25% of the granted shares will vest on December 11, 2011.

(4)	The option was granted on June 3, 2008. Assuming continued employment with UTI, 25% of the granted options will become exercisable on June 3 of each of 2011 and 2012.

(5)	The restricted stock award was granted on June 3, 2008. Assuming continued employment with UTI, 25% of the granted shares will vest on June 3 of each of 2011 and 2012.

(6)	The option was granted on August 11, 2008. Assuming continued employment with UTI, 25% of the granted options will become exercisable on August 11 of each of 2011 and 2012.

(7)	The restricted stock award was granted on August 11, 2008. Assuming continued employment with UTI, 25% of the granted shares will vest on August 11 of each of 2011 and 2012.

(8)	The option was granted on February 25, 2009. Assuming continued employment with UTI, 25% of the granted options will become exercisable on February 25 of each of 2011, 2012 and 2013.

(9)	The restricted stock award was granted on February 25, 2009. Assuming continued employment with UTI, 25% of the granted shares will vest on February 25 of each of 2011, 2012 and 2013.

(10)	The restricted stock award was granted on September 15, 2009. Assuming continued employment with UTI, 25% of the granted shares will vest on September 15 of each of 2011, 2012 and 2013.

(11)	The performance units were granted on September 15, 2009. Assuming continued employment with UTI, 33.3% of the granted value will vest on November 15 of each of 2010, 2011 and 2012, subject to performance criteria with a vesting range of 0% to 200%. On October 21, 2010, the Compensation Committee met and determined that the first tranche will be paid out at 50%. Thus, for Ms. McWaters, 1,791 of the units included within this amount vested subsequent to our fiscal year end.

(12)	The performance units were granted on September 15, 2009. Assuming continued employment with UTI, 33.3% of the granted value will vest on November 15 of each of 2010, 2011 and 2012, subject to performance criteria with a vesting range of 0% to 200%. On October 21, 2010, the Compensation Committee met and determined that the first tranche will be paid out at 50%. Thus, for Mr Putnam, 806 of the units included within this amount vested subsequent to our fiscal year end.

(13)	The performance units were granted on September 15, 2009. Assuming continued employment with UTI, 33.3% of the granted value will vest on November 15 of each of 2010, 2011 and 2012, subject to performance criteria with a vesting range of 0% to 200%. On October 21, 2010, the Compensation Committee met and determined that the first tranche will be paid out at 50%. Thus, for Mr. White, 716 of the units included within this amount vested subsequent to our fiscal year end.

(14)	The performance units were granted on September 15, 2009. Assuming continued employment with UTI, 33.3% of the granted value will vest on November 15 of each of 2010, 2011 and 2012, subject to performance criteria with a vesting range of 0% to 200%. On October 21, 2010, the Compensation Committee met and determined that the first tranche will be paid out at 50%. Thus, for Messrs Crain and Riggs, 358 of the units included within this amount vested subsequent to our fiscal year end.

(15)	The restricted stock award was granted on September 14, 2010. Assuming continued employment with UTI, 25% of the granted shares will vest on September 15 of each of 2011, 2012, 2013 and 2014.

(16)	The performance units were granted on September 14, 2010. Assuming continued employment with UTI, 100% of the granted value will vest on November 15, 2013, subject to performance criteria with a vesting range of 0% to 200%.

2010 Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised by our Named Executive Officers and restricted stock awards that vested during fiscal 2010.

	Option Awards
	Number of		Stock Awards
	Shares Acquired on		Number of Shares	Value
	Exercise	Value Realized on	Acquired on Vesting	Realized on
Name	(#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Kimberly J. McWaters	105,000	1,843,138	31,875	719,295
Eugene S. Putnam, Jr	—	—	6,864	117,744
John C. White	—	—	14,513	332,075
Richard P. Crain	6,448	85,993	7,178	165,112
Thomas E. Riggs	10,350	20,006	6,675	147,474

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Represents the market value of the stock on the vesting date, multiplied by the number of shares that vested.

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation plan vested account balances of our Named Executive Officers for the period ending September 30, 2010. The plan was implemented in April 2010. Details of the plan are included under the heading of “— Components of the Executive Compensation Program — Post-Employment Compensation Programs — Retirement Benefits.”

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals	Balance at
	Last FY	Last FY	Last FY	/Distributions	Last FYE
Name	($)(1)	($)(2)	($)	($)	($)

Kimberly J. McWaters	21,164	7,559	1,054	—	—
Eugene S. Putnam, Jr.	10,989	3,925	575	—	—
John C. White	—	—	—	—	—
Richard P. Crain	—	—	—	—	—
Thomas E. Riggs	8,413	3,505	503	—	—

(1)	Reflects the amounts deferred for each individual into the non-qualified deferred compensation plan. These amounts are included in the Salary column in the Summary Compensation Table.

(2)	Reflects the Company’s contributions to the individual’s deferred compensation account. These amounts are included in the All Other Compensation column in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

The tables below show the estimated incremental value transfer to each Named Executive Officer under various scenarios related to a termination of employment. The tables below assume that such termination occurred on September 30, 2010. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally.

	Termination for			Termination
	Cause,	Termination		Following
	Retirement	without Cause or		Change in
Kimberly J. McWaters	or Resignation	for Good Reason		Control		Disability		Death

Severance Payments(1)	$—	$1,267,875		$1,267,875		$1,267,875		$1,267,875
Annual Incentive Plan	$—	$563,300	(2)	$475,452	(3)	$563,300	(2)	$563,300	(2)
Benefits(4)	$—	$158,408		$158,408		$158,408		$757,854
Stock Options (unvested and accelerated)(5)	$—	$—		$133,620		$133,620		$133,620
Restricted Stock (unvested and accelerated)(5)	$—	$—		$2,061,978		$2,061,978		$2,061,978
Performance Units(6)	$—	$—		$409,587		$409,587		$409,587
Tax Gross-Up	$—	$—		$—		$—		$—

Total(7)	$—	$1,989,583		$4,506,920		$4,594,768		$5,194,214

(1)	Represents 24 months of base salary.

(2)	Represents bonus earned through termination date.

(3)	Represents target bonus pro-rated to termination date.

(4)	Represents 24 months medical and dental, unused vacation and reasonable outplacement benefits. If separation is the result of death, this amount reflects 24 months of medical and dental for Ms. McWaters’ spouse and children and life insurance benefits of $640,000.

(5)	Payout equal to all unvested options and restricted stock. Value of options is estimated as of September 30, 2010 using the fair value of UTI’s common stock on that date minus the exercise prices and multiplied by the number of options.

(6)	Performance unit payout determined by actual performance measure as of September 30, 2010.

(7)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

If termination results from disability, Ms. McWaters would also be eligible for disability insurance benefits under the Company employee benefit plan. In addition to the above, other than termination for cause, retirement or resignation, Ms. McWaters’ children would be eligible for tuition waiver at any UTI location or program.

	Termination for			Termination
	Cause,	Termination		Following
	Retirement or	without Cause or		Change in
	Resignation	for Good Reason		Control		Disability	Death

Eugene S. Putnam, Jr.
Severance Payments(1)	$—	$329,175		$329,175		$—	$—
Annual Incentive Plan	$—	$185,800	(2)	$164,588	(3)	$—	$—
Benefits(4)	$—	$60,453		$60,453		$—	$640,000
Stock Options (unvested and accelerated)(5)	$—	$—		$43,078		$43,078	$43,078
Restricted Stock (unvested and accelerated)(5)	$—	$—		$722,118		$722,118	$722,118
Performance Units(6)	$—	$—		$184,313		$184,313	$184,313
Deferred Compensation Plan(7)	$—	$—		$2,355		$2,355	$2,355
Tax Gross-Up	$—	$—		$—		$—	$—

Total(8)	$—	$575,428		$1,506,080		$951,864	$1,591,864

(1)	Represents 12 months of base salary.

(2)	Represents bonus earned through termination date.

(3)	Represents target bonus pro-rated to termination date.

(4)	Represents 12 months medical and dental, unused vacation, and reasonable outplacement benefits. If separation is the result of death, this amount reflects life insurance benefits of $640,000.

(5)	Payout equal to all unvested options and restricted stock. Value of options is estimated as of September 30, 2010 using the fair value of UTI’s common stock on that date minus the exercise prices and multiplied by the number of options. Unvested options and restricted stock do not accelerate if termination occurs following a change in CEO.

(6)	Performance unit payout determined by actual performance measure as of September 30, 2010.

(7)	Represents unvested portion of Company contribution as of September 30, 2010.

(8)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

If termination results from disability, Mr. Putnam would also be eligible for disability insurance benefits under the Company employee benefit plan. In addition to the above, other than termination for cause, retirement or resignation, Mr. Putnam’s children would be eligible for tuition waiver at any UTI location or program.

Mr. Putnam’s agreement contains a special provision for termination within 12 months following the termination or reduction in duties of the CEO.

	Termination for	Termination		Termination
	Cause,	without Cause		Following
	Retirement or	or for Good		Change in
	Resignation	Reason		Control		Disability	Death

John C. White
Severance Payments(1)	$—	$1,066,000		$1,066,000		$1,066,000	$1,066,000
Annual Incentive Plan		$379,800	(2)	$319,800	(3)	$—	$—
Benefits(4)	$298,502	$308,102		$308,102		$308,102	$809,751
Stock Options (unvested and accelerated)(5)	$—	$—		$53,380		$53,380	$53,380
Restricted Stock (unvested and accelerated)(5)	$—	$—		$855,391		$855,391	$855,391
Performance Units(6)	$—	$—		$163,829		$163,829	$163,829
Tax Gross-Up	$—	$—		$—		$—	$—

Total(7)	$298,502	$1,753,902		$2,766,502		$2,446,702	$2,948,351

(1)	Represents 24 months of base salary.

(2)	Represents bonus earned through termination date.

(3)	Represents target bonus pro-rated to termination date.

(4)	All termination events require maintenance of health care and executive medical through age 65 and unused vacation. Reasonable outplacement is provided unless terminated for cause, retirement, resignation, or death. If separation is the result of death, this amount reflects maintenance of health care and executive medical through age 65 for Mr. White’s spouse and life insurance benefits of $640,000.

(5)	Payout equal to all unvested options and restricted stock. Value of options is estimated as of September 30, 2010 using the fair value of UTI’s common stock on that date minus the exercise prices and multiplied by the number of options.

(6)	Performance unit payout determined by actual performance measure as of September 30, 2010.

(7)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

If termination results from disability, Mr. White would also be eligible for disability insurance benefits under the Company employee benefit plan.

	Termination for	Termination	Termination
	Cause,	without Cause	Following
	Retirement or	or for Good	Change in
	Resignation	Reason	Control	Disability	Death

Richard P. Crain
Severance Payments(1)	$—	$—	$289,910	$—	$—
Annual Incentive Plan(2)	$—	$—	$144,955	$—	$—
Benefits(3)	$—	$—	$57,433	$—	$640,000
Stock Options (unvested and accelerated)(4)	$—	$—	$81,015	$81,015	$81,015
Restricted Stock (unvested and accelerated)(4)	$—	$—	$424,567	$424,567	$424,567
Performance Units(5)	$—	$—	$81,919	$81,919	$81,919
Tax Gross-Up	$—	$—	$—	$—	$—

Total(6)	$—	$—	$1,079,799	$587,501	$1,227,501

(1)	Represents the highest base annual salary during the last 12 months.

(2)	Represents target bonus through date of termination.

(3)	Represents 12 months of medical and dental insurance premiums, unused vacation, and reasonable outplacement benefits. If separation is the result of death, this amount reflects life insurance benefits of $640,000.

(4)	Payout equal to all unvested options and restricted stock. Value of options is estimated as of September 30, 2010 using the fair value of our common stock on that date minus the exercise prices and multiplied by the number of options.

(5)	Performance unit payout determined by actual performance measure as of September 30, 2010.

(6)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

If termination results from disability, Mr. Crain would also be eligible for disability insurance benefits under the Company employee benefit plan.

	Termination for	Termination	Termination
	Cause,	without Cause	Following
	Retirement or	or for Good	Change in
	Resignation	Reason	Control	Disability	Death

Thomas E. Riggs
Severance Payments(1)	$—	$—	$294,000	$—	$—
Annual Incentive Plan(2)	$—	$—	$147,000	$—	$—
Benefits(3)	$—	$—	$57,747	$—	$640,000
Stock Options (unvested and accelerated)(4)	$—	$—	$88,060	$88,060	$88,060
Restricted Stock (unvested and accelerated)(4)	$—	$—	$419,621	$419,621	$419,621
Performance Units(5)	$—	$—	$81,919	$81,919	$81,919
Tax Gross-Up	$—	$—	$—	$—	$—

Total(6)	$—	$—	$1,088,347	$589,600	$1,229,600

(1)	Represents the highest base annual salary during the last 12 months.

(2)	Represents target bonus through date of termination.

(3)	Represents 12 months medical and dental, unused vacation, and reasonable outplacement benefits. If separation is the result of death, this amount reflects life insurance benefits of $640,000.

(4)	Payout equal to all unvested options and restricted stock. Value of options is estimated as of September 30, 2010 using the fair value of UTI’s common stock on that date minus the grant prices and multiplied by the number of options.

(5)	Performance unit payout determined by actual performance measure as of September 30, 2010.

(6)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

If termination results from disability, Mr. Riggs would also be eligible for disability insurance benefits under the Company employee benefit plan.

Employment-Related Arrangements

Employment Agreement with Kimberly J. McWaters.  On July 8, 2008, we entered into an employment agreement with Ms. McWaters, superseding her previous agreement dated April 2002. Under the terms of the Agreement, Ms. McWaters agreed to serve as our President and Chief Executive Officer. This agreement provides for an initial term ending July 8, 2011. Under the employment agreement, Ms. McWaters is entitled to receive an annual base salary of $575,000 subject to annual increases at the discretion of the Board of Directors.

Employment Agreement with Eugene S. Putnam, Jr.  On July 24, 2008, we entered into an employment agreement with Mr. Putnam to serve as our Chief Financial Officer. This agreement provides for an initial term ending July 31, 2011. Mr. Putnam is entitled to receive an annual base salary of $300,000 subject to annual increases at the discretion of the Board of Directors.

Employment Agreement with John C. White.  On July 8, 2008, we entered into an employment agreement with Mr. White, superseding his previous agreement dated April 2002. Under the terms of the employment agreement, Mr. White agreed to serve as Chairman of the Board of Directors. The employment agreement provides for an initial term ending July 8, 2011. Mr. White is entitled to receive an annual base salary of $500,000 subject to annual increases at the discretion of the Board of Directors. Our agreement with Mr. White provides that if he is terminated without cause or terminates his employment for good reason, his medical benefits will continue through age 65.

Provisions Common to Each Employment Agreement.  Certain provisions are common to each of the employment agreements described above. For example, each employment agreement:

•	provides that each executive may be paid an annual, performance-based bonus to be determined by the Board of Directors, in its sole discretion;

•	specifies that each executive is entitled to certain perquisites, including reimbursement of expenses, health, short-and long-term disability, pension and life insurance benefits and such other perquisites and benefits established from time to time at the sole discretion of the Board of Directors;

•	provides for our payment of severance compensation and benefits to the executives under certain circumstances, such as when the executive’s employment is terminated, with or without a change of control, by us other than for cause or for good reason, as defined in the employment agreements. In Ms. McWaters’ and Mr. White’s agreements, death or disability also triggers severance compensation and benefits;

•	restricts the employee’s disclosure and use of our confidential information, as defined in the employment agreement, and prohibits the employee from competing with us for a period equal to the payment of any severance payments following the termination of employment; and

•	as a precondition to our payment of any severance compensation or benefits, the employee must execute a waiver and release that we provide to the employee.

The Board of Directors approves the operating budget for a given fiscal year and may, upon the recommendation of the Compensation Committee, award bonuses based upon achievement of established targets. In addition, the Board of Directors may, upon the recommendation of the Compensation Committee, award bonuses based upon additional factors, including, but not limited to, extraordinary performance or efforts by individuals, as the Board of Directors may in its discretion determine from time to time.

Change-in-Control Severance Agreements.  We entered into change-in-control severance agreements with several of our executive officers and key employees including Mr. Crain and Mr. Riggs. Each severance agreement provides for the payment of severance compensation and other benefits to the employee depending upon the employee’s position and the circumstances of the employee’s termination of employment, such as if the employee is terminated without cause or if the employee leaves for good reason, in each case within 12 months after we have undergone a change-in-control, as that term is defined in the severance agreement. Each severance agreement also provides that:

•	as a precondition to our payment of any severance compensation or benefits, the employee must execute a waiver and release that we provide to the employee;

•	the amounts paid to or benefits received by the employee are subject to a downward adjustment so that the total payments to the employee due to a change-in-control do not constitute an excess parachute payment, as that term is defined in Section 280G of the Code, or cause the employee to be required to pay an excise tax under Section 4999 of the Code; and

•	the employee is not required to mitigate any amounts paid or benefits received under the severance agreement by seeking other employment or otherwise.

As part of the consideration for the payment of the severance payments and benefits, each of the severance agreements provides that, for the period of the severance payments, the employee covenants not to compete directly or indirectly with us or directly or indirectly solicit, recruit or employ any persons or entities with whom we currently have business relationships, or have had such relationships within the 24 months prior to such solicitation, recruitment or employment.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in UTI’s Annual Report on Form 10-K for the year ended September 30, 2010 and this Proxy Statement.

The Compensation Committee:

Linda J. Srere (Chair)
Conrad A. Conrad

PROPOSAL 3

ADVISORY VOTE APPROVING
NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers.

Our compensation and benefits programs are designed to attract, reward, motivate and retain top tier executive talent possessing the key skills and abilities necessary to achieve success for our customers, stockholders, employees and strategic partners. We believe that in this highly competitive market for top executive talent, it is critical that we provide our executives with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented customer service while, at the same time, not encouraging undue risk-taking.

Consistent with our compensation philosophy, the objectives of our compensation and benefits programs are to:

•	Attract and retain top talent from a broad array of industry and company backgrounds by offering the potential for aggregate compensation above the median of our industry;

•	Align compensation with the achievement of financial and operational performance goals that foster the creation of long-term stockholder value, while maintaining appropriate focus on near-term performance;

•	Drive behaviors that advance our mission of purpose, people and profit; and

•	Align incentive programs with performance goals so that the level of incentive compensation is commensurate with the level of performance.

Our compensation and benefits programs are driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our Named Executive Officers, as defined herein, based on their management of UTI in the context of current business and economic conditions and our performance relative to our industry peers. We also evaluate each executive’s performance relative to his or her individual attainment of key goals and the success of the Named Executive Officers, as a team, in achieving our operating objectives. Because our Named Executive Officers have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the following advisory resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material).

Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors therefore recommends that you indicate your support for the compensation policies and procedures for our Named Executive Officers, as outlined in the above resolution.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote from our stockholders on the frequency that we should submit a vote to approve the compensation of our Named Executive Officers. Such a proposal would be similar to the Say on Pay proposal set forth in Proposal 3 above. Pursuant to the Exchange Act, we are required to provide this non-binding advisory vote on the frequency of a Say on Pay proposal to our stockholders at least once every six years. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders wish the Company to include an advisory vote on the compensation of the Named Executive Officers every:

•	three years;

•	two years; or

•	year.

The Board of Directors recommends that you vote to hold an advisory vote on the compensation of our Named Executive Officers every three years. The Board of Directors has determined that a three-year advisory vote on the compensation of our Named Executive Officers is the best approach for us based on a number of considerations, including the following:

•	Our compensation program is designed to reward the achievement of short-term, long-term and strategic goals that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision making regarding the long-term value of the Company;

•	A three-year cycle will provide stockholders sufficient time to evaluate the effectiveness of our short-and long-term compensation strategies and the related business outcome of the Company;

•	Many stockholders will have to process other Say on Pay related proposals included in proxy statements of other companies and may rely on proxy advisory firms, which evaluate the compensation programs of thousands of public companies, for vote recommendations. We believe holding a Say on Pay vote every three years, rather than annually, provides our stockholders and their proxy advisory firms with a greater ability to conduct detailed and thorough analyses and to make recommendations to our stockholders;

•	A three-year vote cycle gives the Board of Directors and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•	Rules of the NYSE require the Company to seek stockholder approval for new employee equity compensation plans and material revisions thereto. This requirement provides our stockholders with the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say on Pay votes do not occur; and

•	The Board will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed elsewhere in this Proxy Statement, the Company provides stockholders an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

Although the advisory vote is non-binding, the Board of Directors will review the results of the vote and consider our stockholders’ concerns and take them into account when determining how often to include a Say on Pay proposal in our proxy materials. We currently intend to provide a Say on Pay proposal at least once every three years.

OTHER MATTERS

The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board of Directors may recommend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2010 with respect to the beneficial ownership of shares of common stock by:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors, director nominees and Named Executive Officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 31, 2010 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of December 31, 2010 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent

Directors and Named Executive Officers:
Kimberly J. McWaters(1)	658,987	2.5%
Eugene S. Putnam, Jr.(2)	60,505	*
John C. White(3)	2,812,980	10.8%
Richard P. Crain(4)	31,491	*
Thomas E. Riggs(5)	39,238	*
Alan E. Cabito(6)	5,234	*
A. Richard Caputo, Jr.	216,266	*
Conrad A. Conrad	10,484	*
Roderick R. Paige(7)	3,935	*
Roger S. Penske	17,484	*
Linda J. Srere	7,484	*
All directors and executive officers as a group (14 persons)(8)	3,968,304	15.3%
5% Holders:
Royce & Associates, LLC(9)	2,020,950	7.8%
Columbia Wanger Asset Management, L.P.(10)	1,915,301	7.4%
BlackRock, Inc.(11)	1,696,417	6.5%
Kornitzer Capital Management, Inc.(12)	1,502,690	5.8%
FMR LLC(13)	1,311,966	5.0%

Unless otherwise noted, the address of each person named in the table is 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.

*	Less than 1%.

(1)	Includes 105,472 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 509,532 shares of common stock subject to exercisable options; 1,347 shares of restricted stock held by Ms. McWaters’ spouse; and 2,300 shares of common stock subject to exercisable options held by Ms. McWaters’ spouse. Ms. McWaters has sole voting and investment power over 654,809 shares and shared voting and investment power over 4,178 shares. Ms. McWaters is our President and Chief Executive Officer.

(2)	Includes 36,937 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 11,457 shares of common stock subject to exercisable options. Mr. Putnam is our Executive Vice President and Chief Financial Officer.

(3)	Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC; 107,314 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee; 43,754 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 176,991 shares of common stock subject to exercisable options; and 950,000 shares currently pledged as security. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 240,991 shares and shared voting and investment power over 2,571,989 shares. Mr. White is our Chairman of the Board of Directors.

(4)	Includes 21,717 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 9,248 shares of common stock subject to exercisable options. Mr. Crain is our Senior Vice President of Marketing and Business Strategy.

(5)	Includes 20,714 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years) and 15,925 shares of common stock subject to exercisable options. Mr. Riggs is our Senior Vice President of Campus Operations.

(6)	Includes 667 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three years).

(7)	All 3,935 shares of restricted stock are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three years).

(8)	Includes 2,912,217 shares of common stock; 282,359 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); and 773,728 shares of common stock subject to exercisable options.

(9)	Based solely on the information provided in Schedule 13G (Amendment No. 5) filed by Royce & Associates, LLC (“Royce”) with the SEC on January 26, 2010. Royce has sole voting and dispositive authority with respect to 2,020,950 shares. The business address for Royce is 745 Fifth Avenue, New York, New York 10151.

(10)	Based solely on the information provided in Schedule 13G (Amendment No. 5) filed by Columbia Wanger Asset Management, L.P. (“Columbia”) with the SEC on February 10, 2010. Columbia reported sole voting and dispositive authority with respect to 1,915,301 shares. The Schedule 13G includes the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia. The business address for Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(11)	Based solely on the information provided in Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2010. BlackRock reported sole voting and dispositive power with respect to 1,696,417 shares. The business address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(12)	Based solely on the information provided in Schedule 13G filed by Kornitzer Capital Management, Inc. (“KCM”) with the SEC on January 22, 2010. KCM reported sole voting power with respect to 1,502,690 shares, sole dispositive power with respect to 1,453,890 and shared dispositive power with respect to 48,800 shares. The business address for KCM is 5420 West 61st Place, Shawnee Mission, Kansas 66205.

(13)	Based solely on the information provided in Schedule 13G (Amendment No. 1) filed by FMR LLC (“FMR”) with the SEC on September 10, 2010. FMR reported sole voting power with respect to 113,300 shares and sole dispositive power with respect to 1,311,966 shares. The business address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in our shares with the SEC. For the fiscal year ended September 30, 2010, to our knowledge and based on written representations from our officers and directors, we believe that the applicable reporting requirements of Section 16(a) have been satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Transactions with Related Persons

Our Board of Directors adopted a written Related Party Transaction Policy (the “Policy”) pursuant to which all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $120,000 in any fiscal year in which us, including any of our subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with us and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to us of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the committee deems relevant.

The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee. These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by us to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.

Registration Rights Agreement

We are a party to a registration rights agreement with, among others, the following stockholders: (i) JZ Equity Partners PLC and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Whites’ Family Company, LLC; and (iv) Robert D. Hartman. The registration rights agreement provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholder parties to this agreement, including Whites’ Family Company, LLC, an entity controlled by John C. White, our Chairman of the Board of Directors. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who are a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account. Pursuant to the registration rights agreement, the “piggyback” right terminates from and after the date on which those stockholders cease to beneficially own at least 1% of our issued and outstanding shares of common stock.

Transactions with Management and Others

Since 1991, we have leased some of our properties from entities controlled by John C. White, the Chairman of our Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on August 19, 2022. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White. Annual base lease payments for the first year under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Additionally, since April 1994, we have leased two of our Phoenix properties under one lease from City Park LLC, a successor in interest of 2844 West Deer Valley LLC and in which the John C. and Cynthia L. White 1989 Family Trust holds a 25% interest. This lease expires on February 28, 2015, and the annual base lease payments for the first year under this lease, as amended, totaled approximately $463,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. The table below sets forth the total payments that the Company made in fiscal 2008, 2009 and 2010 under these leases:

		John C. and Cynthia L.
	City Park LLC	White 1989 Family Trust	Delegates LLC

Fiscal 2008	$565,541	$597,025	$989,514
Fiscal 2009	$599,531	$634,904	$1,028,951
Fiscal 2010	$614,204	$653,096	$1,056,554

We believe that the rental rates under these leases approximated fair market rental value of the properties at the time the lease agreements were negotiated.

Chris McWaters, the husband of our Chief Executive Officer, Kimberly J. McWaters, works for us as our Director of Manufacturer Specific Advanced Training Admissions and Employment and has been employed by us for over 17 years. Chris McWaters’ compensation in fiscal 2010, including the value of equity-based compensation awarded to him, totaled approximately $161,488. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan. In fiscal 2010, Chris McWaters received a grant of 531 shares of restricted stock under our 2003 Incentive Compensation Plan.

John Murphy, the brother of our Chief Executive Officer, Kimberly J. McWaters, works for us as our Field National Training Director and has been employed by us for over nine years. Mr. Murphy’s compensation in fiscal 2010, including the value of equity-based compensation awarded to him, totaled approximately $205,629. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan. In fiscal 2010, Mr. Murphy received a grant of 531 shares of restricted stock under our 2003 Incentive Compensation Plan.

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the SEC. We intend to hold our year 2012 annual meeting during February 2012. We must receive proposals for our 2012 annual meeting no later than September 21, 2011 for possible inclusion in our proxy materials, or between October 26, 2011 and November 25, 2011, for possible consideration at the meeting. Stockholders should direct any communications, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

ANNUAL REPORT

Our 2010 annual report to stockholders has been mailed to stockholders concurrently with the mailing of this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our annual report on Form 10-K for the year ended September 30, 2010 as filed with the SEC. Any exhibits listed in the annual report on Form 10-K also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027, telephone (623) 445-0727.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 23, 2011

The proxy statement and 2010 annual report to stockholders are available at http://uti.investorroom.com/proxynotices.

Phoenix, Arizona
Dated: January 18, 2011

Proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 23, 2011
The undersigned appoints John C. White and Kimberly J. McWaters, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of UNIVERSAL TECHNICAL INSTITUTE, INC. (“UTI”), to be held on February 23, 2011, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of UTI held of record by the undersigned on January 7, 2011.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL NOMINEES AND PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.

M28221-P03756
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 NORTH 19TH AVENUE
SUITE 200
PHOENIX, AZ 85027
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M28220-P03756	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY
UNIVERSAL TECHNICAL INSTITUTE, INC.

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of Directors	For	Against	Abstain

1a. Conrad A. Conrad	☐	☐	☐

1b. Alan E. Cabito	☐	☐	☐

1c. Kimberly J. McWaters	☐	☐	☐

The Board of Directors Recommends a Vote FOR Item 2.

2. Ratification of Appointment of Independent Registered Public Accounting Firm:	☐	☐	☐

The Board of Directors Recommends a Vote FOR Item 3.

3. Advisory Vote on Named Executive Officer Compensation:	☐	☐	☐

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE POST PAID ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.

The Board of Directors Recommends a Vote of THREE YEARS on Item 4.	3 Years	2 Years	1 Year	Abstain

4. Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation: ☐		☐	☐	☐

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 3 AND THREE YEARS IN PROPOSAL 4.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date